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                                                                      Exhibit 23

[KPMG LOGO]

One Mellon Bank Center                                    Telephone 412 391 9710
Pittsburgh, PA 15219                                      Fax 412 391 8963





The Board of Directors
Laurel Capital Group, Inc.:

We consent to incorporation by reference in the Registration Statement
No. 33-080798 on Form S-8 of Laurel Capital Group, Inc. of our report dated August 11, 2000, relating to the consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report is incorporated by reference in the June 30, 2000, annual report on Form 10-K of Laurel Capital Group, Inc.


                                                      /s/ KPMG LLP



Pittsburgh, Pennsylvania
September 28, 2000